Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 13, 2008, relating to the consolidated financial statements and financial statement schedule of Abiomed, Inc., (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of Financial Accounting Standards Board Statement No. 109,” effective April 1, 2007 and the change in method of accounting for share-based payments upon the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” effective January 1, 2006), and the effectiveness of Abiomed, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Abiomed, Inc. for the year ended March 31, 2008.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 12, 2008